Exhibit 5.4

PRIVATE & CONFIDENTIAL 19 May 2023 JBS S.A. Av. Marginal Direita do Tiete 500, Bloco I, 3rd Floor, CEP 05118-100 Sao Paulo, Brazil (the “Addressee”) Dear Sir / Madam,

Legal Opinion: JBS Exchange Offers

We have acted as Australian law legal advisers to JBS Global Meat Holdings Pty Ltd (ACN 050 207 960/KVK 70339554), a proprietary company limited by shares incorporated and registered in Australian Capital Territory, Australia with its principal place of business at Stroombaan 16, 5th Floor, 1181VX, Amstelveen, Netherlands (the “Relevant Entity”) in connection with that certain registration statement on Form F-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by JBS S.A., a Brazilian corporation, and certain subsidiaries of JBS S.A. (including the Relevant Entity).

The Registration Statement registers the offering by JBS S.A. and certain of its subsidiaries (including the Relevant Entity) to exchange (collectively, the “Exchange Offers”) up to:

(a)	US$991,395,000 aggregate principal amount of JBS USA Lux S.A., JBS USA Food Company and JBS USA Finance, Inc. (collectively, the “Issuers”) 2.500% Senior Notes due 2027 (the “Old 2027 Notes”) for newly issued and registered 2.500% Senior Notes due 2027 (the “New 2027 Notes”). The Old 2027 Notes were, and the New 2027 Notes will be, issued under an indenture, dated as of August 19, 2022 (the “2027 Notes Indenture”), by and among the Issuers’, the guarantors party thereto (including the Relevant Entity) and Regions Bank, as trustee (the “Trustee”);

(b)	US$900,000,000 aggregate principal amount of the Issuer’s 5.125% Senior Notes due 2028 (the “Old 2028 Notes”) for newly issued and registered 5.125% Senior Notes due 2028 (the “New 2028 Notes”). The Old 2028 Notes were, and the New 2028 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “2028 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee;

(c)	US$77,973,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2029 (the “Old 6.500% 2029 Notes”) for newly issued and registered 6.500% Senior Notes due 2029 (the “New 6.500% 2029 Notes”). The Old 6.500% 2029 Notes were, and the New 6.500% 2029 Notes will be, issued under an indenture, dated as of April 15, 2019 (the “6.500% 2029 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated June 29, 2021 and the second supplemental indenture dated August 15, 2022;

(d)	US$600,000,000 aggregate principal amount of the Issuers’ 3.000% Senior Notes due 2029 (the “Old 3.000% 2029 Notes”) for newly issued and registered 3.000% Senior Notes due 2029 (the “New 3.000% 2029 Notes”). The Old 3.000% 2029 Notes were, and the New 3.000% 2029 Notes will be, issued under an indenture, dated as of February 2, 2022 (the “3.000% 2029 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated August 15, 2022;

(e)	US$1,250,000,000 aggregate principal amount of the Issuers’ 5.500% Senior Notes due 2030 (the “Old 2030 Notes”) for newly issued and registered 5.500% Senior Notes due 2030 (the “New 2030 Notes”). The Old 2030 Notes were, and the New 2030 Notes will be, issued under an indenture, dated as of August 6, 2019 (the “2030 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated June 29, 2021 and the second supplemental indenture dated August 15, 2022;

(f)	US$500,000,000 aggregate principal amount of the Issuers’ 3.750% Senior Notes due 2031 (the “Old 2031 Notes”) for newly issued and registered 3.750% Senior Notes due 2031 (the “New 2031 Notes”). The Old 2031 Notes were, and the New 2031 Notes will be, issued under an indenture, dated as of May 28, 2021 (the “2031 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated August 15, 2022;

(g)	US$1,000,000,000 aggregate principal amount of the Issuers’ 3.000% Sustainability-Linked Senior Notes due 2032 (the “Old 3.000% 2032 Notes”) for newly issued and registered 3.000% Sustainability-Linked Senior Notes due 2032 (the “New 3.000% 2032 Notes”). The Old 3.000% 2032 Notes were, and the New 3.000% 2032 Notes will be, issued under an indenture, dated as of December 1, 2021 (the “3.000% 2032 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated August 15, 2022;

(h)	US$968,548,000 aggregate principal amount of the Issuers’ 3.625% Sustainability-Linked Senior Notes due 2032 (the “Old 3.625% 2032 Notes”) for newly issued and registered 3.625% Sustainability-Linked Senior Notes due 2032 (the “New 3.625% 2032 Notes”). The Old 3.625% 2032 Notes were, and the New 3.625% 2032 Notes will be, issued under an indenture, dated as of August 19, 2022 (the “3.625% 2032 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee; US$2,050,000,000 aggregate principal amount of the Issuers’ 5.750% Senior Notes due 2033 (the “Old 2033 Notes”) for newly issued and registered 5.750% Senior Notes due 2033 (the “New 2033 Notes”). The Old 2033 Notes were, and the New 2033 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “2033 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee;

(i)	US$900,000,000 aggregate principal amount of the Issuers’ 4.375% Senior Notes due 2052 (the “Old 4.375% 2052 Notes”) for newly issued and registered 4.375% Senior Notes due 2052 (the “New 4.375% 2052 Notes”). The Old 4.375% 2052 Notes were, and the New 4.375% 2052 Notes will be, issued under an indenture, dated as of February 2, 2022 (the “4.375% 2052 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee and were supplemented by the first supplemental indenture dated August 15, 2022; and

(j)	US$1,550,000,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2052 (the “Old 6.500% 2052 Notes” and, together with the Old 2027 Notes, the Old 2028 Notes, the Old 6.500% 2029 Notes, the Old 3.000% Notes due 2029, the Old 2030 Notes, the Old 2031 Notes, the Old 3.000% 2032 Notes, the Old 3.625% 2032 Notes, the Old 2033 Notes and the Old 4.375% 2052 Notes, the “Old Notes”) for newly issued and registered 6.500% Senior Notes due 2052 (the “New 6.500% 2052 Notes” and, together with the New 2027 Notes, the New 2028 Notes, the New 6.500% 2029 Notes, the New 3.000% Notes due 2029, the New 2030 Notes, the New 2031 Notes, the New 3.000% 2032 Notes, the New 3.625% 2032 Notes, the New 2033 Notes and the New 4.375% 2052 Notes, the “New Notes”). The Old 6.500% 2052 Notes were, and the New 6.500% 2052 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “6.500% 2052 Notes Indenture”), by and among the Issuers, the guarantors party thereto (including the Relevant Entity) and the Trustee.

The New Notes will be guaranteed by the Relevant Entity pursuant to the terms of the Indentures.

In this opinion, White & Case means the international legal practice comprising White & Case LLP, a New York State registered limited liability partnership, White & Case LLP, a limited liability partnership incorporated under English law and all other affiliated partnerships, companies and entities.

1.	DEFINITIONS

In this opinion:

(a)	Affiliate means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

(b)	ASIC means the Australian Securities and Investments Commission;

(c)	Commission means the United States Securities and Exchange Commission;

(d)	Corporations Act means the Corporations Act 2001 (Cth);

(e)	Documents has the meaning given in paragraph 3 (Documents);

(f)	Governing Jurisdiction means the State of New York, United States of America;

(g)	law of a Relevant Jurisdiction means the common law, principles of equity and laws constituted by legislation that is available to the public generally in force in a Relevant Jurisdiction;

(h)	Opinion Documents means the:

(i)	2027 Notes Indenture;

(ii)	2028 Notes Indenture;

(iii)	6.500% 2029 Notes Indenture;

(iv)	3.000% 2029 Notes Indenture;

(v)	2030 Notes Indenture;

(vi)	2031 Notes Indenture;

(vii)	3.000% 2032 Notes Indenture;

(viii)	3.625% 2032 Notes Indenture;

(ix)	2033 Notes Indenture;

(x)	4.375% 2052 Notes Indenture; and

(xi)	6.500% 2052 Notes Indenture;

(i)	Registration Statement means the registration statement on form F-4 filed with the Commission on the date of this opinion.

(j)	Relevant Jurisdictions means the State of New South Wales and the federal jurisdiction of the Commonwealth of Australia;

(k)	Relevant Searches has the meaning given in paragraph 4 (Searches); and

(l)	Securities Act means the Securities Act of 1933 of the United States, as amended.

2.	SCOPE

This opinion is limited to the laws of the Relevant Jurisdictions, as interpreted by the courts of the Relevant Jurisdictions, at 9.00am (Sydney time) on the date of this opinion. We do not express any opinion as to the laws of any other jurisdiction, nor do we undertake to advise the Addressee of any changes in our opinions expressed in this opinion resulting from matters that may arise after the date of this opinion or that may be brought to our attention after such date.

We express no opinion on the impact of any tax (including stamp duty or other documentary tax) laws. Without limiting any of the qualifications set out in Appendix 2 (Qualifications), this opinion only covers statutes, rules, and regulations that a lawyer in the Relevant Jurisdictions exercising customary professional diligence would reasonably be expected to recognise as being applicable to the Relevant Entity or the Opinion Documents. We express no opinion as to, or as to the effect on the opinions contained in this opinion of, any laws which in our experience are not normally applicable with respect to general business entities or transactions of the type contemplated by the Opinion Documents.

Anyone relying on this opinion agrees that this opinion and all matters (including any liability) arising in any way from it, will be governed by, and construed in accordance with, the laws of the State of New South Wales, Australia, and will be subject to the non-exclusive jurisdiction of the courts of the State of New South Wales, Australia.

3.	DOCUMENTS

For the purposes of this opinion, we have examined and rely on:

(a)	the Registration Statement;

(b)	a pdf copy of each Opinion Document; and

(c)	a verification certificate dated the date of this opinion in respect of the Relevant Entity annexing:

(i)	a copy of the Relevant Entity’s certificate of registration, each certificate of registration on change of name and constitution; and

(ii)	specimen signatures of each person authorised to give notices on behalf of the Relevant Entity,

(paragraphs (a) through (c), inclusive, above being the “Documents”).

4.	SEARCHES

We have relied on:

(a)	an extract of the public records of the Relevant Entity produced by ASIC at approximately 9.35am on 19 May 2023 (Sydney time); and

(b)	a search of the insolvency notices website maintained by ASIC in respect of the Relevant Entity at approximately 9.38am on 19 May 2023 (Sydney time),

(together, the “Relevant Searches”).

We have not conducted any other searches or investigations for the purposes of this opinion.

5.	OPINION

Our opinion is as follows, based on the assumptions set out in Appendix 1 (Assumptions) and subject to the qualifications set out in Appendix 2 (Qualifications):

(a)	The Relevant Entity is incorporated and exists under the laws in force in Australia.

(b)	The Relevant Entity has the corporate power and authority to enter into and to perform its obligations under the Opinion Documents.

(c)	The entry by the Relevant Entity into, and the performance by the Relevant Entity of its obligations under, the Opinion Documents does not and will not result in any breach by the Relevant Entity of:

(i)	any law of the Relevant Jurisdictions; or

(ii)	any existing provision of its constitutional documents (as annexed to the verification certificate referred to in paragraph 3(b) (Documents)).

(d)	The Relevant Entity has duly executed the Opinion Documents.

(e)	The Relevant Entity does not require any authorisation from any government agency of the Relevant Jurisdictions to enable it to enter into or perform its obligations under the Opinion Documents.

(f)	It is not necessary under the laws of the Relevant Jurisdictions to file, register or record the Opinion Documents with any government agency of the Relevant Jurisdictions in order to ensure that each Opinion Document is binding and admissible in evidence against the Relevant Entity in competent courts of the Relevant Jurisdictions.

6.	BENEFIT

This opinion (which is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matters not specifically referred to in this opinion) is rendered to you in connection with the filing of the Registration Statement This opinion is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel for the Relevant Entity appearing in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Cameron Watson
Cameron Watson

Appendix 1

Assumptions

1.	All signatures, stamps and seals are genuine, and all documents submitted to us as originals are authentic and complete.

2.	If we have reviewed a copy of a document, including a photocopy, scan, portable document format (PDF) or other electronic form, it is a correct and complete copy of the original.

3.	The person who has delivered or transmitted documents or extracts of documents to us was authorised to do so by the parties thereto and the person, if other than the person whose signature it purports to be, who affixed any electronic signature to any document on behalf of another person, has the authority of the executing person to do so.

4.	Any document examined by us in an unexecuted or draft form will be or has been executed in the same form and no amendments (whether oral, in writing or by conduct of the parties) have been made to any such documents since they were examined by us.

5.	Each deed and each counterpart deed was executed and delivered in single complete form and in compliance with any applicable signing instructions, and each agreement and each counterpart agreement was executed in compliance with any applicable signing instructions.

6.	The Documents have not been released or terminated and no party has been released from its obligations under the Documents since they were examined by us.

7.	No person has engaged or will engage in unconscionable, misleading or deceptive conduct (by act or omission) that might make any part of this opinion incorrect. No person has engaged or will engage in any other conduct, and there are no facts or circumstances not evident from the face of the Documents that might make any part of this opinion incorrect including, without limitation, whether a Document or a transaction in connection with it will:

(a)	financially assist a person to acquire shares in the Relevant Entity (or a holding company of the Relevant Entity) in contravention of section 260A (Financial assistance for acquiring shares) of the Corporations Act; or

(b)	constitute a financial benefit to a related party of the Relevant Entity in contravention of Chapter 2E (Related party transactions) of the Corporations Act.

8.	The Relevant Entity enters into each of the Documents in its personal capacity, and not as trustee or agent or in any other capacity.

9.	Each of the assumptions set out in section 129 (Assumptions that can be made under section 128) of the Corporations Act is correct in relation to each Opinion Document and the Relevant Entity.

10.	Each person who executed a Document on behalf of the Relevant Entity held the position he or she purported to hold.

11.	All provisions of the Relevant Entity’s constitution have been complied with (including, without limitation, Article 11.7 thereof), and all required corporate authorisations have been passed and remain in full force and effect, in each case, to authorise and approve:

(a)	the relevant signatory to duly execute and, in the case of deeds, deliver each Document on behalf of the Relevant Entity; and

(b)	the Relevant Entity to enter into and, in the case of deeds, deliver, and perform its obligations under each Opinion Document, exercise its rights under each Opinion Document, and conduct the transactions contemplated by each Opinion Document.

12.	Each party to each Opinion Document other than the Relevant Entity is duly incorporated or organised and validly existing under all applicable laws and is capable of suing and being sued in its corporate name.

13.	Each Document:

(a)	is within the capacity and powers of, and has been or will be validly authorised and entered into by, each party to it other than the Relevant Entity and is binding and enforceable on each such party under all applicable laws; and

(b)	is binding and enforceable on the Relevant Entity under all applicable laws other than the laws of the Relevant Jurisdictions.

14.	The performance of obligations by each party to each Opinion Document (other than the Relevant Entity) will comply with all applicable laws.

15.	The information revealed by the Relevant Searches was accurate, complete and up to date in all respects and has not, since the time of such search, been altered. We have assumed that each extract produced by ASIC is the same as information provided by the Relevant Entity to ASIC. We have not examined any documents that the Relevant Entity may have filed with ASIC other than where we have expressly stated otherwise in this opinion.

16.	If there is any requirement in any jurisdiction which might affect the legality or binding effect of the Documents in such jurisdiction (other than to the extent expressly addressed in paragraph 5 (Opinion) of this opinion), such requirement has been satisfied.

17.	The Documents constitute the entire agreement between the parties to them and there are no other arrangements involving any of the parties to the Documents which modify or supersede any of their respective terms or which would affect the conclusions in this opinion.

18.	The choice of the laws of the Governing Jurisdiction to govern each Opinion Document and the submission to the courts of that jurisdiction in each Opinion Document, is in good faith and is not contrary to public policy.

19.	We have not taken any step to investigate whether the assumptions in this opinion are correct, except as expressly stated in this opinion. We have also assumed that the Addressee neither knows nor suspects that any of the assumptions are incorrect.

20.	The Relevant Entity was solvent when and immediately after it entered into each Opinion Document.

21.	Any stamp duty or other documentary tax in connection with the Documents has been or will be paid.

22.	If any Opinion Document is to be performed in a jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal, ineffective or unenforceable under the laws of that jurisdiction or otherwise affect the conclusions of this opinion.

23.	The Banking Code of Practice of the Australian Banking Association does not apply to any Opinion Document.

24.	The Relevant Entity enters into the Documents and carries out the transactions contemplated by the Documents in good faith for the benefit and purposes of its business.

25.	To the extent that a Document was executed or will be executed outside a Relevant Jurisdiction, the formalities for execution required by the law of the place of execution of each such Document have been or will be complied with.

26.	All information supplied or confirmed to us for the purpose of conducting searches and making registrations is correct and complete as at the date of those searches and registrations and as at the date of this opinion.

Appendix 2

Qualifications

1.	As the Relevant Entity’s obligations under the Opinion Documents are intended to be unsecured, we express no opinion as to whether any security interest that may be granted under the Opinion Documents is required to be filed, registered or recorded with any government agency of the Relevant Jurisdictions to ensure its validity or priority.

2.	We express no opinion on any provision of the Opinion Documents that requires a person to do or not do something that is not clearly identified in the provision, or to comply with another document.

3.	We express no opinion on any laws, including any laws of the Relevant Jurisdictions, relating to tax, consumer credit or superannuation.

4.	Laws in connection with sanctions, terrorism or money laundering may restrict or prohibit payments, transactions and dealings in certain cases.

5.	Proceedings in a Relevant Jurisdiction to enforce a judgment will not be successful if the rules governing proceedings in the Relevant Jurisdiction have not been satisfied, or there are grounds to deny enforcement, such as:

(a)	the party in whose favour the judgment is given and the applicant in the proceedings are not the same;

(b)	the court giving the judgment lacked jurisdiction to give the judgment;

(c)	the judgment was obtained by fraud or duress or in a manner contrary to natural justice or public policy; or

(d)	the matter determined by the judgment was the subject of an earlier final and conclusive judgment by another court having jurisdiction.

6.	We express no opinion as to whether a court in the Relevant Jurisdictions will give a judgment for a monetary obligation expressed in a foreign currency in that currency, or as to the rate of exchange at which such monetary obligation would be converted to Australian dollars for the purposes of enforcement.

7.	A court might decline to exercise jurisdiction (for example, if it considers that it is not the most appropriate forum, or if the subject matter is concurrently before another court).

8.	The laws of the Relevant Jurisdictions may require that parties act reasonably or in good faith in their dealings with each other, including, without limitation, in exercising rights, powers or discretions or forming opinions.

9.	We express no opinion as to the accuracy, completeness or suitability of any formulae set out in the Opinion Documents. If any formula is inaccurate, incomplete or unsuitable for the purpose of determining the amounts or matters for which it has been included, then a court may find that the relevant formula is void for uncertainty.

10.	The enforceability of a guarantee may be affected by amendments to the guaranteed obligations if the guaranteed obligations do not remain within the general scope of the guarantee.

11.	The Corporations Amendment (Meetings and Documents) Act 2022 (Cth) has altered the law in Australia relating to execution and its provisions have not yet been authoritatively considered by courts in the Relevant Jurisdictions.